SCHEDULE A
Transactions in the Common Stock of the Issuer by Reporting Persons During the Past 60 Days
Date	Buy/Sell	Security	Approximate Price Per Share[1]	Amount of Shares Bought/(Sold)
Hutch Master Fund Ltd.
09/20/2021	BUY	Common Stock	$6.64	2,500

1 Including any brokerage fees